Exhibit 10.6

THIRD AMENDMENT TO THE MANAGEMENT

AND TECHNICAL SERVICES AGREEMENT BETWEEN

CROWN RESOURCES CORP. OF COLORADO AND

SOLITARIO RESOURCES CORPORATION DATED JANUARY 1, 1994

Dated July 1, 2002

Whereas the Solitario Resources Corporation (the ACompany@) and Crown Resources Corp. of Colorado (ACrown@) entered into a Management and Technical Services Agreement (the AAgreement@) dated January 1, 1994 which provided that Crown would provided, management, administrative, accounting, treasury, and technical services to Solitario; and that the agreement was amended by the first amendment to the agreement dated March 25, 1999 and amended by the second amendment to the agreement dated November 16, 2000; and

the Agreement (as amended) is hereby amended as follows:

Paragraph 2 (b) (1) shall be deleted and be replaced by the following:

(b)     Service Fees. In addition to payment or reimbursement of Costs paid by Crown, Solitario shall pay to Crown service fees as follows:

(1)     Solitario will reimburse Crown an amount equal to (i) seventy five percent (75%) of the following costs: salaries and benefits of Houston personnel, and Houston office rent, insurance, and investor relations meeting expenses; and (ii) Solitario will reimburse Crown an amount equal to fifty percent (50%) of the following costs: salaries and benefits of Denver office personnel (excluding Mr. Chris Herald below in (iii)), and Denver office rent, insurance and investor relations expenses; and (iii) Solitario will reimburse Crown an amount equal to twenty five percent of the salaries and benefits of Mr. Christopher Herald and Mr. Walt Hunt.

Paragraph 11 shall deleted and replaced by the following:

11.     Term and Termination. This agreement shall commence on July 1, 2002, and shall remain in effect for a term of three (3) years (the APrimary Term@) and shall continue thereafter until terminated on the last day of any month occurring on or after the last of the Primary Term if Solitario or Crown elects to terminate this Agreement and gives at least one hundred eighty (180) days= prior written notice of such termination, specifying the date of such termination, to the other. Both parties may terminate or modify the agreement by mutual consent at any time. Should Solitario fail to pay its service fees, and has not cured such failure within 30 days, Crown may immediately unilaterally terminate the agreement. If either party declares itself insolvent or takes action to enter into a plan of bankruptcy or files a plan of reorganization or bankruptcy in any court or jurisdiction over such matters, the other party may unilaterally terminate the agreement.

All other terms and conditions of the Agreement remain the same.

EXECUTED as of the day first written above.

by: Crown Resources Corp. of Colorado               by: Solitario Resources Corporation

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